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EXHIBIT 99.1

April 25, 2002

Dow Reports Improved Earnings for the First Quarter

        First Quarter of 2002 Highlights

  •
  Dow reported earnings of $0.07 per share, compared with $0.04 per share a year ago, excluding unusual items for both periods.

  •
  Sales were $6.3 billion, down 15 percent from the year-ago first quarter record of $7.4 billion, reflecting a 19 percent decline in price and a 4 percent increase in volume.

  •
  EBIT, excluding unusual items, was $272 million—up 15 percent from a year ago.

  •
  Cost reductions and synergies from acquisitions helped offset a margin squeeze caused by a $1.4 billion decline in prices that outpaced a $1.1 billion decrease in feedstock and energy costs.

	3 Months Ended March 31
(In millions, except per share amounts)
	2002	2001
Net Sales	$6,262	$7,386
Earnings (Loss) Before Interest, Income Taxes and Minority Interests (EBIT)	243	(882)
Earnings (Loss) Per Common Share	$0.11	$(0.76)
Excluding Unusual Items:
EBIT	272	236
Earnings Per Common Share	$0.07	$0.04

Review of First Quarter Results

        The Dow Chemical Company reported improved earnings for the first quarter, on sales of $6.3 billion compared with $7.4 billion a year ago. Excluding unusual items, earnings before interest, income taxes and minority interests (EBIT) increased to $272 million, net income rose to $62 million and earnings per share increased to $0.07.

        For a description of unusual items that impacted first quarter results in 2002 and 2001, see "Supplemental Information" at the end of this release.

        Underlying EBIT rose 15 percent from a year ago. Cost reductions, as well as synergies from recent acquisitions, helped Dow overcome a margin compression caused by a $1.4 billion decline in price that was only partly offset by a $1.1 billion decrease in feedstock and energy costs.

        "Industry conditions continued to be challenging in the quarter, though there are signs of economic improvement," said J. Pedro Reinhard, executive vice president and chief financial officer. "Inventory de-stocking appears to be nearing an end as customers are beginning to rebuild inventory from very low levels. Additionally, we have seen some evidence of an upturn in end-user demand as well as a gradual recovery in pricing levels." He added, "The strength of Dow's diverse business and geographic portfolio, combined with the accelerated realization of cost synergies from acquisitions, are enabling the company to benefit from these improving industry conditions."

        Reporting on the progress of the Union Carbide merger, Reinhard said that Dow exceeded its first-year cost synergy target of $650 million by more than 30 percent. "Synergies from the merger and other recent acquisitions, combined with the impact of business-specific cost reductions and Dow's Six Sigma efforts, should become more apparent when margins recover," he said.

        Sales declined 15 percent from the first quarter of 2001, due to a 19 percent decline in price and a 4 percent increase in volume. Price declined in all geographies and segments, led by double-digit decreases in the basics. Strong volume gains in Europe and Asia Pacific more than offset declines in the U.S. Volume improved in nearly all segments, led by an 11 percent rise in Plastics. Excluding acquisitions, overall volume was flat.

        The combined performance segments achieved a substantial rise in EBIT—despite a sales decline in Performance Chemicals and Performance Plastics—reflecting lower feedstock and energy costs as well as productivity gains through cost synergies from recent acquisitions. In the Agricultural Sciences segment, EBIT declined due to challenging industry dynamics, including the current economic environment in Argentina and intense competition in the seeds business.

        In the combined basics segments, EBIT declined sharply as lower feedstock and energy costs only partially offset price declines of more than 30 percent. Volume for the combined basics segments increased 6 percent, led by double-digit gains in Europe.

        According to Reinhard, fourth quarter and first quarter appear to have been the low point of the cycle, particularly in December and January. "Increasing demand and a better pricing environment should continue the gradual improvement that began in the middle of the first quarter," he said, adding that a more favorable economic environment, along with Dow's continued focus on cost controls and synergies, should help mitigate the impact of rising feedstock and energy costs.

        Dow expects second quarter earnings to be markedly better than the first quarter of 2002, though they may not exceed second quarter 2001 levels.

Upcoming Webcasts:

  •
  Dow will host a live audio Webcast of its first quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10 a.m. EDT on www.dow.com.

  •
  Dow plans a live Webcast of its Annual Meeting of Stockholders on Thursday, May 9, at 2 p.m. EDT on www.dow.com.

About Dow

        Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $28 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

        The following information summarizes the impact of unusual items on EBIT, net income and earnings per share for the first quarter of 2002 and 2001.

        In the first quarter of 2002, earnings were impacted by the following unusual items:

  •
  Additional pretax expenses of $13 million related to the Union Carbide merger.

  •
  Pretax goodwill impairment losses of $16 million related to investments in nonconsolidated affiliates.

  •
  A net after-tax gain of $67 million related to the adoption of two new accounting standards (SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets").

        In the first quarter of 2001, earnings were impacted by the following unusual items:

  •
  A pretax special charge of $1.4 billion for costs related to the Union Carbide merger.

  •
  A pretax gain of $266 million on the sale of stock in Schlumberger Ltd.

  •
  An after-tax transition adjustment gain of $32 million related to the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

	EBIT		Net Income		$ Per Share
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Mar. 31, 2002	Mar. 31, 2001	Mar. 31, 2002	Mar. 31, 2001	Mar. 31, 2002	Mar. 31, 2001
Unusual items:
Merger-related expenses and restructuring	$(13)	$(1,384)	$(8)	$(919)	$(0.01)	$(1.02)
Goodwill impairment losses in non-consolidated affiliates	(16)	—	(16)	—	(0.02)	—
Gain on sale of Schlumberger stock	—	266	—	168	—	0.18
Cumulative effect of change in accounting principles	—	—	67	32	0.07	0.04

Total unusual items	$(29)	$(1,118)	$43	$(719)	$0.04	$(0.80)

As reported	$243	$(882)	$105	$(685)	$0.11	$(0.76)
Underlying earnings	$272	$236	$62	$34	$0.07	$0.04

THE DOW CHEMICAL COMPANY—1Q02 EARNINGS RELEASE

FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended
In millions, except per share amounts (Unaudited)	March 31, 2002	March 31, 2001
Net Sales	$6,262	$7,386

Cost of sales	5,321	6,456
Research and development expenses	250	272
Selling, general and administrative expenses	391	452
Amortization of intangibles	14	33
Merger-related expenses and restructuring (Note B)	13	1,384
Insurance and finance company operations, pretax income	9	11
Equity in earnings (losses) of nonconsolidated affiliates	(26)	35
Sundry income (expense) — net	(13)	283

Earnings (Loss) before Interest, Income Taxes and Minority Interests	243	(882)

Interest income	16	24
Interest expense and amortization of debt discount	189	182

Income (Loss) before Income Taxes and Minority Interests	70	(1,040)

Provision (Credit) for income taxes	24	(340)
Minority interests' share in income	8	17

Income (Loss) before Cumulative Effect of Change in Accounting Principle	38	(717)

Cumulative effect of change in accounting principle (Note C)	67	32

Net Income (Loss) Available for Common Stockholders	$105	$(685)

Share Data
Earnings (Loss) before cumulative effect of change in accounting principle per common share—basic	$0.04	$(0.80)
Earnings (Loss) per common share—basic	$0.12	$(0.76)
Earnings (Loss) before cumulative effect of change in accounting principle per common share—diluted	$0.04	$(0.80)
Earnings (Loss) per common share—diluted	$0.11	$(0.76)
Common stock dividends declared per share of Dow common stock	$0.335	$0.29
Weighted-average common shares outstanding—basic	907.3	898.1
Weighted-average common shares outstanding—diluted	915.1	898.1

Depreciation	$388	$388

Capital Expenditures	$297	$273

Notes to the Consolidated Financial Statements:

Note A:
The unaudited interim consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K filed on March 20, 2002, for the year ended December 31, 2001. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.
Note B:
In the first quarter of 2001, pretax costs of $1,384 million were recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, and the write-down of duplicate assets and facilities.
In the first quarter of 2002, the Company recorded one-time merger and integration costs of $13 million.
Note C:
On January 1, 2001, the Company recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million), upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

On January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." The cumulative effect of adoption was a net gain of $67 million and was primarily due to the write-off of negative goodwill related to BSL, partially offset by the write-off of unrelated goodwill impairments. Goodwill amortization expense was $23 million in the first quarter of 2001.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	March 31, 2002	Dec. 31, 2001
Assets
Current Assets
Cash and cash equivalents	$234	$220
Marketable securities and interest-bearing deposits	63	44
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2002: $120; 2001: $123)	3,223	2,868
Other	2,004	2,230
Inventories:
Finished and work in process	3,446	3,569
Materials and supplies	859	871
Deferred income tax assets — current	438	506

Total current assets	10,267	10,308

Investments
Investment in nonconsolidated affiliates	1,494	1,581
Other investments	1,714	1,663
Noncurrent receivables	963	802

Total investments	4,171	4,046

Property
Property	36,007	35,890
Less accumulated depreciation	22,580	22,311

Net property	13,427	13,579

Other Assets
Goodwill (net of accumulated amortization — 2002: $591; 2001: $569)	3,123	3,130
Other intangible assets	560	607
Deferred income tax assets — noncurrent	2,136	2,248
Deferred charges and other assets	1,667	1,597

Total other assets	7,486	7,582

Total Assets	$35,351	$35,515

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$1,719	$1,209
Long-term debt due within one year	559	408
Accounts payable:
Trade	2,368	2,713
Other	1,095	926
Income taxes payable	199	190
Deferred income tax liabilities — current	56	236
Dividends payable	304	323
Accrued and other current liabilities	2,095	2,120

Total current liabilities	8,395	8,125

Long-Term Debt	9,099	9,266

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	765	760
Pension and other postretirement benefits — noncurrent	2,461	2,475
Other noncurrent obligations	3,434	3,539

Total other noncurrent liabilities	6,660	6,774

Minority Interest in Subsidiaries	352	357

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	—	—
Unearned ESOP shares	(89)	(90)
Retained earnings	10,902	11,112
Accumulated other comprehensive loss	(1,090)	(1,070)
Treasury stock at cost	(2,331)	(2,412)

Net stockholders' equity	9,845	9,993

Total Liabilities and Stockholders' Equity	$35,351	$35,515

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended
In millions (Unaudited)	March 31, 2002	March 31, 2001
Operating segment sales
Performance Plastics	$1,719	$1,921
Performance Chemicals	1,259	1,310
Agricultural Sciences	645	605
Plastics	1,428	1,769
Chemicals	685	996
Hydrocarbons and Energy	485	709
Unallocated and Other	41	76

Total	$6,262	$7,386

Operating segment EBIT
Performance Plastics	$247	$217
Performance Chemicals	198	100
Agricultural Sciences	26	43
Plastics	(62)	33
Chemicals	(53)	(7)
Hydrocarbons and Energy	31	11
Unallocated and Other	(144)	(1,279)

Total	$243	$(882)

Geographic area sales
United States	$2,556	$3,205
Europe	2,155	2,370
Rest of World	1,551	1,811

Total	$6,262	$7,386

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended March 31, 2002
Percentage change from prior year
	Volume	Price	Total
Operating segments
Performance Plastics	1%	(12)%	(11)%
Performance Chemicals	1%	(5)%	(4)%
Agricultural Sciences	9%	(2)%	7%
Plastics	11%	(30)%	(19)%
Chemicals	(5)%	(26)%	(31)%
Hydrocarbons and Energy	7%	(39)%	(32)%

Total	4%	(19)%	(15)%

Geographic areas
United States	(6)%	(14)%	(20)%
Europe	14%	(23)%	(9)%
Rest of World	8%	(22)%	(14)%

Total	4%	(19)%	(15)%

End of 1Q02 Earnings Release for The Dow Chemical Company

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  EXHIBIT 99.1
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets